Exhibit 5.1
Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
May 27, 2026

MaxLinear, Inc.
5966 La Place Court, Suite 100
Carlsbad, California 92008
Re: Registration Statement on Form S-8
Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by MaxLinear, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 3,204,107 shares of your common stock, par value $0.0001 per share (the “Future Issuance Shares”) to be issued under the Amended and Restated 2010 Equity Incentive Plan (the “Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Future Issuance Shares to be issued under the Plan.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Future Issuance Shares, when issued and sold in the manner described in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and in any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati